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   EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
               (In Thousands Except Per Share Amounts - Unaudited)


                                                    Six Months Ended May 31,  Three Months Ended May 31,
                                                    -----------------------   -------------------------
                                                       1997         1996         1997          1996
                                                    ---------     ---------   ---------     -----------
    PRIMARY:

   Net income (loss)                                  $15,149     $(94,396)     $10,705     $(98,482)
                                                      =======     ========      =======     ========

   Weighted average common
      shares outstanding                               38,832       34,520       38,836       36,667
   Weighted average Series B
      convertible preferred shares(1)                       -        4,333            -        2,190

   Common share equivalents:
      Stock options                                       877          975          893          982
                                                      -------     --------      -------     --------
                                                       39,709       39,828       39,729       39,839
                                                      =======     ========      =======     ========
   PRIMARY EARNINGS (LOSS) PER SHARE(2)               $   .38     $  (2.37)     $   .27     $  (2.47)
                                                      =======     ========      =======     ========
   FULLY DILUTED:

   Net income (loss)                                  $15,149     $(94,396)     $10,705     $(98,482)
                                                      =======     ========      =======     ========
   Weighted average common
      shares outstanding                               38,832       34,520       38,836       36,667
   Weighted average Series B
      convertible preferred shares(1)                       -        4,333            -        2,190

   Common share equivalents:
      Stock options                                     1,010          977        1,018          982
                                                      -------     --------      -------     --------
                                                       39,842       39,830       39,854       39,839
                                                      =======     ========      =======     ========

   FULLY DILUTED EARNINGS (LOSS) PER SHARE(2),(3)     $   .38     $  (2.37)     $   .27     $  (2.47)
                                                      =======     ========      =======     ========




    ----------
    (1) Each of the 1,300 Series B convertible preferred shares was convertible into five shares of common stock. On the mandatory conversion date of April 1, 1996, each of the Company's 6,500 depositary shares, each representing 1/5 of a Series B convertible preferred share was converted into one share of the Company's common stock.

    (2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both a primary and fully diluted loss per share of $2.80 and $2.68 for the six months and three months ended May 31, 1996, respectively. This computation is not applicable for the three months and six months ended May 31, 1997 due to the conversion of the Series B convertible preferred shares into common stock in April 1996.

    (3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.



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